EXHIBIT 2

                                                                           DRAFT

                            HENRY BIRKS & SONS, INC.
                          SECURITIES PURCHASE AGREEMENT
                                   July_, 2002




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                                TABLE OF CONTENTS

                                                                            Page


1.   PURCHASE AND SALE OF PREFERRED SHARES AND NOTES...........................2

     1.1      Sale and Issuance of Preferred Shares and Notes..................2

     1.2      Closings.........................................................2

2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................2

     2.1      Organization, Good Standing and Qualification....................3

     2.2      Capitalization and Voting Rights.................................3

     2.3      Subsidiaries.....................................................4

     2.4      Authorization....................................................4

     2.5      Valid Issuance of Preferred Shares, Notes and Conversion
              Shares...........................................................5

     2.6      Consents.........................................................5

     2.7      Offering.........................................................5

     2.8      Securities Laws..................................................6

     2.9      Litigation.......................................................6

     2.10     Intellectual Property............................................6

     2.11     Compliance with Other Instruments................................7

     2.12     Agreements, Action...............................................7

     2.13     Related-Party Transactions.......................................9

     2.14     Financial Statements.............................................9

     2.15     Recent Changes..................................................10

     2.16     Tax Returns.....................................................12

     2.17     Compliance with Laws: Permits...................................13

     2.18     Environmental and Safety Laws...................................13

     2.19     Disclosure......................................................14

     2.20     Registration Rights.............................................14

     2.21     Corporate Documents; Minute Books...............................14

     2.22     Title to Property and Assets....................................14

     2.23     Insurance.......................................................15

     2.24     Employee Benefit Plans..........................................15


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     2.25     Labor Agreements and Actions; Employee Compensation.............16

     2.26     Obligations of Management.......................................17

     2.27     Voting Agreements...............................................17

     2.28     Acknowledgment Regarding Prime Investments SA Purchase of
              Preferred Shares and Notes......................................17

     2.29     No Integrated Offering..........................................17

     2.30     No Brokers......................................................18

     2.31     Inventory.......................................................18

     2.32     MJI and the Investment Agreement................................18

3.   REPRESENTATIONS AND WARRANTIES OF THE INVESTORS..........................18

     3.1      Authorization...................................................18

     3.2      Purchase Entirely for Own Account...............................18

     3.3      No Conflict.....................................................19

     3.4      Litigation......................................................19

     3.5      Legends.........................................................19

4.   COVENANTS................................................................19

     4.1      Best Efforts....................................................19

     4.2      Use of Proceeds.................................................19

     4.3      Reservation of Shares...........................................19

     4.4      Legal Compliance................................................19

     4.5      Material Transactions...........................................19

     4.6      Ratable Treatment of Holders of Preferred Shares and Holders
              of Notes........................................................20

     4.7      Transferability.................................................20

5.   CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING..........................20

     5.1      Representations and Warranties..................................20

     5.2      Performance.....................................................20

     5.3      Compliance Certificate..........................................20

     5.4      Qualifications; Consents........................................20

     5.5      Proceedings and Documents.......................................21

     5.6 Shareholders' Agreement, Security Agreement, Senior Lenders' Priority Agreement, Pari Passu Creditors' Priority Agreement,

                                      -ii-


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              Intercreditor Agreement, Diamond Supply Agreement and Diamond
              Consignment Agreement...........................................21

     5.7      Filing of Articles of Amendment.................................21

     5.8      Reservation of Conversion Shares................................21

     5.9      Secretary's Certificate.........................................21

     5.10     Board of Directors..............................................21

     5.11     Opinion of Company Counsel......................................21

     5.12     Acquisition Transaction.........................................21

     5.13     No Material Adverse Change or Development.......................22

6.   CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.......................22

     6.1      Representations and Warranties..................................22

     6.2      Performance.....................................................22

     6.3      Qualifications; Consents........................................22

     6.4 Shareholders' Agreement, Intercreditor Agreement, Senior Lenders' Priority Agreement, Pari Passu Creditor's Priority Agreement, Security Agreement, Diamond Supply Agreement and Diamond
              Consignment Agreement...........................................22

     6.5      Filing of Articles of Amendment.................................22

7.   MISCELLANEOUS............................................................23

     7.1      Survival........................................................23

     7.2      Successors and Assigns..........................................23

     7.3      Governing Law and Jurisdiction..................................23

     7.4      Titles and Subtitles............................................23

     7.5      Notices.........................................................23

     7.6      Finder's Fee....................................................24

     7.7      Expenses........................................................24

     7.8      Amendments and Waivers..........................................24

     7.9      Delays or Omissions.............................................24

     7.10     Severability....................................................24

     7.11     Entire Agreement................................................25

     7.12     Pronouns........................................................25

     7.13     Counterparts....................................................25

     7.14     Jury Trial......................................................25


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     7.15     Publicity and Confidentiality...................................25

     7.16     Further Assurances..............................................26

     7.17     Language........................................................26

     7.18     Termination.....................................................26

     7.19     Joint Participation in Drafting.................................26


     SCHEDULE A         Schedule of Investors
     SCHEDULE B         Schedule of Exceptions
     SCHEDULE C         Use of Proceeds

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                          SECURITIES PURCHASE AGREEMENT

        THIS SECURITIES PURCHASE AGREEMENT (this "Agreement") is made on the ____day of July, 2002, by and among HENRY BIRKS & SONS INC., a corporation governed by the laws of Canada (the "Company") and the investors listed on Schedule A, each, an "Investor" and collectively, the "Investors").

        WHEREAS:

        A. The Company desires to sell, and the Investors desire to purchase upon the terms and conditions stated in this Agreement, (i) ______________1 of the Company's Series A Convertible Preferred Shares, without par value (the "Preferred Shares"), which are convertible into the Company's voting common shares, without par value (the "Voting Common Stock") (the rights, preferences, privileges, restrictions and conditions of the Preferred Shares, are set forth in the articles of amendment in the form attached hereto as Exhibit A (the "Articles of Amendment") and (ii) the Company's convertible notes in the aggregate principal amount of US$5,000,000 which are convertible into shares of Voting Common Stock, in the form attached hereto as Exhibit B (the "Notes"). The Notes are secured by, among other things, the collateral described in that certain Deed of Hypothec between the Company and National Bank Trust Inc., as trustee for the Investors (the "Trustee") in the form attached hereto as Exhibit C (the "Security Agreement"). The shares of Voting Common Stock issuable upon conversion of the Notes in accordance with its terms and upon conversion of the Preferred Shares in accordance with the terms of the Articles of Amendment are referred to herein as the "Conversion Shares".

         C. At the First Closing (as defined below), the parties hereto shall execute and deliver a Shareholders' Agreement, in the form attached hereto as Exhibit D (the "Shareholders' Agreement"), the Company and one of the Investors shall execute and deliver a Diamond Supply Agreement, in the form attached hereto as Exhibit E (the "Diamond Supply Agreement") and a Diamond Consignment Agreement in the form attached hereto as Exhibit F (the "Diamond Consignment Agreement"), the Investors and the Trustee shall execute and deliver an Intercreditor Agreement in the form as attached as Exhibit G (the "Intercreditor Agreement"), the Trustee and two creditors of the Company shall execute and deliver a Priority and Cession of Rank Agreement in the form as attached as Exhibit H (the "Senior Lenders' Priority Agreement") the Trustee and a creditor of the Company shall execute and deliver a Priority and Cession of Rank Agreement in the form attached as Exhibit I (the "Pari Passu Creditor's Priority Agreement") and the parties thereto will execute and deliver the Security Agreement. This Agreement, the Articles of Amendment, the Notes, the Shareholders' Agreement, Diamond Supply Agreement, Diamond Consignment Agreement, Intercreditor Agreement, Senior Lenders' Priority Agreement, and Pari Passu Creditor's Priority Agreement shall be collectively referred to as the "Transaction Documents."

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

--------

1 Insert a number of shares which is the quotient of (a) US $10,000,000 divided by (b) the US dollar equivalent of CDN$7.73 using the noon rate of exchange of the Bank of Canada on the Closing Date.


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1.  PURCHASE AND SALE OF PREFERRED SHARES AND NOTES.

    1.1   Sale and Issuance of Preferred Shares and Notes.

        (a) The Company's board of directors shall duly approve and file the Articles of Amendment with the Director appointed under the Canada Business Corporations Act on or before the First Closing.

        (b) Subject to the terms and conditions of this Agreement, each Investor agrees, jointly and not solidarily, to purchase at the First Closing for cash, and the Company agrees to sell and issue to each Investor at the First Closing, that number of Preferred Shares set forth opposite such Investor's name in column 2 on Schedule A for the purchase price set forth opposite such Investor's name in column 3 on Schedule A. The purchase price for each Preferred Share shall be [US $] per share2 and shall be paid in US Dollars. Subject to terms and conditions of this Agreement, each Investor agrees, jointly and not solidarily to purchase at the Second Closing (as defined below) for cash, Notes in the aggregate principal U.S. dollar amount set forth opposite such Investor's name in column 4 on Schedule A for the aggregate amount set forth opposite such Investors name in column 5 on Schedule A. The Purchase Price for the Notes shall be paid in U.S. Dollars.

   1.2   Closings.

        (a) The purchase and sale of the Preferred Shares shall take place at the Montreal offices of Stikeman Elliot at 10:00 A.M. (Montreal time), on August 15, 2002, or at such other time and place as the Company and the Investors may mutually agree upon in writing (which time and place are designated as the "First Closing"). The purchase and sale of the Notes shall take place at the Montreal offices of Stikeman Elliot at 10:00 A.M. (Montreal time), on September 30, 2002, or at such other time and place as the Company and the Investors may mutually agree upon in writing (which time and place are designated as the "Second Closing". The First Closing and the Second Closing shall sometimes be collectively referred to herein as the "Closing".

        (b) At the First Closing, the Company shall deliver to each Investor a certificate representing the number of Preferred Shares such Investor is purchasing hereunder against payment of the purchase price therefor by check or wire transfer, which payment shall be made by each Investor at the First Closing. At the Second Closing, the Company shall deliver to each Investor a duly executed Note in the aggregate principal amount set forth opposite such Investor's name in column 4 on Schedule A against payment of the purchase price therefor by check or wire transfer, which payment shall be made by each Investor at the Second Closing.

2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company makes the representations and warranties to each Investor that are set forth in this Article 2; provided that such representations and warranties shall be modified by the

--------

2 Insert an amount which is equal to the US dollar equivalent of CND$7.73 using the Bank of Canada noon rate of exchange on the business day immediately preceding the Closing Date.

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information set forth on the Schedule of Exceptions (the "Schedule of
Exceptions") attached hereto as Schedule B beneath the applicable Section heading and any reference to subsidiaries in any representation and warranty of the Company shall exclude Mayor's Jewelers Inc., a Delaware corporation ("MJI"), unless such company is specifically referred to in such representation or warrant:

    2.1 Organization, Good Standing and Qualification. The Company and each of its subsidiaries is a corporation duly incorporated and existing under the laws of the jurisdiction in which it is incorporated. The Company and each of its subsidiaries is duly qualified as an extra-provincial or foreign corporation to do business in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where the failure to be so qualified could reasonably be expected to have a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), prospects or operations of the Company and its subsidiaries, taken as a whole (an "MAE"). The Company and each of its subsidiaries has all requisite corporate power to own and operate its properties and assets as now conducted and as presently proposed to be conducted.

    2.2 Capitalization and Voting Rights. The authorized capital of the Company consists, or will consist immediately prior to the First Closing, of:

          (i) Preferred Shares. ________ 3Series A Convertible Preferred Shares without par value. The rights, privileges and preferences of the Preferred Shares are as stated in the Articles of Amendment. The Company has not authorized or agreed to issue any Preferred Shares other than the Preferred Shares to be sold hereunder.

          (ii) Common Stock. An unlimited number of shares of Voting Common Stock, of which _________________ shares were issued and outstanding on _________, 2002 and an unlimited number of shares of Non-Voting Common Stock, without par value of which ___ shares were issued and outstanding as of ________, 2002.

        (b) The outstanding shares of Voting Common Stock and Non-Voting Common Stock are owned by the stockholders and in the numbers specified on the Schedule of Exceptions attached hereto.

        (c) The outstanding shares of Voting Common Stock and Non-Voting Common Stock are all duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable laws concerning the issuance of securities.

        (d) Except for (i) the conversion privileges of the Preferred Shares to be sold pursuant to this Agreement as such privileges are set forth in the Articles of Amendment and the conversion privileges of the Notes to be sold pursuant to this Agreement, (ii) the rights provided in Article IV of that certain Shareholders' Rights Agreement and (iii) currently outstanding

--------

3 Insert a number equal to the quotient of (i) $5,000,000 divided by (ii) the US Dollar equivalent of CND$7.73 using the Bank of Canada's noon rate of exchange on the Business Day immediately preceding the Closing Date.

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options to purchase up to _________ shares of Voting Common Stock and _________
shares of Non-Voting Common Stock granted to employees pursuant to the Company's Stock Option Plan (the "Option Plan"), there are not outstanding any options, warrants, rights (including conversion, preemptive rights or rights to exchange) or agreements of any kind for the purchase or acquisition from the Company of any shares of its capital stock or other securities of the Company. The Option Plan reserves a total of _______ shares of Voting Common Stock and __________ shares of Non-Voting Common Stock (including the shares issuable upon exercise of the aforementioned outstanding options) for issuance upon exercise of options granted thereunder to officers, directors, employees and consultants of the Company or any of its subsidiaries and as _______. 2002, options to purchase up to _______ shares of Voting Common Stock and _____________ shares of Non-Voting Common Stock upon exercise thereof remain eligible for future grants under the Option Plan. The Schedule of Exceptions sets forth with respect to all outstanding options (and other rights to acquire any shares of the Company's capital stock or other security of the Company, if any), the holder, number and type of shares or security covered, exercise price and expiration or termination date. Options granted under the Option Plan contain vesting and buy back provisions as described in the Schedule of Exceptions and no acceleration or changes in the vesting provisions of any outstanding options or lapse of a repurchase right will occur in connection with or upon the occurrence of any event (e.g., termination, change in control, etc.) or otherwise for any reason except as specifically described in Schedule of Exceptions.

    2.3 Subsidiaries. Except as set forth in the Schedule of Exceptions or as contemplated by the Investment Agreement referred to on Schedule C, the Company (i) does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity, (ii) is not a participant in any joint venture, partnership, or similar arrangement and (iii) is not, directly or indirectly, subject to any obligation or requirement to provide funds to, or invest in any corporation, limited liability company or general partnership, association, joint venture or other entity or enterprise. For each of the Company's direct or indirect subsidiaries, the Schedule of Exceptions sets forth the name of such subsidiary, its jurisdiction of incorporation, its authorized and outstanding capital stock and its stockholders. The Schedule of Exceptions describes in reasonable detail all applicable joint venture, partnership or similar arrangement or obligation to provide funds to or invest in any corporation, limited liability company, general or limited partnership, association or joint venture or other entity or enterprise.

    2.4 Authorization. The Company has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and filing of the Articles of Amendment and for the authorization, execution and delivery of the other Transaction Documents to which the Company is a party and the performance of all obligations of the Company hereunder and thereunder, and the authorization, sale and issuance of the Preferred Shares and the Notes being sold hereunder and the reservation for issuance of the Conversion Shares upon conversion of the Preferred Shares in accordance with the terms of the Articles of Amendment and upon conversion of the Notes in accordance with the terms hereof and thereof and the registration of the hypothec and other rights created by the Security Agreement in all relevant jurisdictions, has been taken or will be

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taken prior to the First Closing.4 This Agreement and the other Transaction
Documents to which the Company is a party, when executed and delivered, will constitute valid and legally binding obligations of the Company, enforceable against it in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and
(ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

    2.5 Valid Issuance of Preferred Shares, Notes and Conversion Shares. The Preferred Shares and the Notes that are being purchased by the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein will be duly and validly issued, fully paid and non-assessable and will be free and clear of any and all liens, claims or other encumbrances and of restrictions on transfer, other than restrictions on transfer under the Articles of Amendment, this Agreement, the Shareholders' Agreement and under applicable securities laws. The Conversion Shares issuable upon conversion of the Preferred Shares and the Notes have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Articles of Amendment and the Notes, respectively will be duly and validly issued, fully paid and non-assessable and will be free and clear of any and all liens, claims or other encumbrances and of restrictions on transfer other than restrictions on transfer under the Company's Articles, the Notes, the Shareholders' Agreement and under applicable securities laws. The issuance of the Preferred Shares and the Notes pursuant to this Agreement and the subsequent conversion of the Preferred Shares and the Notes into the Conversion Shares in accordance with the terms of the Articles of Amendment and the Notes, respectively, are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with.

    2.6 Consents. No consent, approval, order, permission or authorization of, or registration, qualification, designation, declaration or filing with, any federal, provincial, state, municipal or local Governmental Authority (as defined below) or any natural person, sole proprietorship, firm, corporation, partnership, trust, limited liability company, joint venture, association, body corporate or other entity of any kind and a natural person in such person's capacity as trustee, executor, administrator or other legal representative (each, a "Person") is required in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents which have not been obtained or made prior to the First Closing, except for such filings as are required pursuant to applicable securities laws, which filings, if any, will be effected within the required statutory period [and filings registering the hypothec and the Senior Lenders' Priority Agreement and the Pari Passu Creditor's Agreement which shall be filed for registration by the Company immediately following the Second Closing].

    2.7 Offering. Subject in part to the truth and accuracy of each Investor's representation set forth in Section 3 of this Agreement, the offer, sale and issuance of the Preferred Shares and Notes as contemplated by this Agreement and the issuance of the Conversion Shares upon conversion of the Preferred Shares and Notes in accordance with the terms of the Articles of Amendment and the Notes respectively will be exempt from the

--------

4 We expect the Company to do whatever is required to register the Deed of Hypothec.

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registration requirements of applicable securities laws, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable provincial securities laws. Neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would bring the sale of such shares by the Company within the registration provisions of any applicable securities laws, or otherwise cause the loss of such exemptions.

    2.8 Securities Laws. The Company is a "closed company," as such term is defined in Section 5 of the Securities Act (Quebec).

    2.9 Litigation. Except as set forth in the Schedule of Exceptions, there is no action, suit, proceeding or investigation, claim, complaint or grievance, including appeals and applications for review, in progress, or to the Company's knowledge, currently threatened, against or relating to the Company or any of its subsidiaries before any court, Governmental Authority, commission, board, bureau, agency or arbitration panel that questions, the validity of this Agreement or the other Transaction Documents or the right of the Company to enter into such agreements or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in an MAE, or any change in the current equity ownership of the Company (except as contemplated hereby) or any of its subsidiaries, nor is the Company aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions, suits, proceedings, or investigations, claims, complaints or grievances pending or threatened involving the prior employment of any of the Company's or any subsidiary's employees, their use in connection with the Company's or such subsidiary's business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or Governmental Authority, commission, board, bureau, agency, arbitrator or instrumentality. There is no action, suit, proceeding, investigation claim, complaint or grievance by the Company or any of its subsidiaries currently pending.

    2.10   Intellectual Property.

        (a) To the best of the Company's knowledge, the Company or one of its subsidiaries owns or possesses sufficient legal rights to all patents, trademarks, service marks, trade names, copyrights, industrial designs, patterns, drawings, trade secrets, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any infringement of or conflict with the valid rights of others and the lack of which could reasonably be expected to have an MAE, and neither the Company nor any of its subsidiaries has received any notice of alleged infringement upon or conflict with the asserted rights of others, nor is it aware of any basis to the best of the Company's knowledge therefor. Without limiting the foregoing, to the best of the Company's knowledge each of the Company and its subsidiaries has the right to use all of its trade secrets (including without limitation all know how, concepts, computer programs, domain names, websites, databases and technical data) free and clear of any rights, liens, encumbrances or claims of others, other than as contemplated by the liens in favor the Investors provided in the Security Agreement and liens of the senior lenders and pari passu creditor identified in the Senior Lenders' Priority Agreements and the Pari Passu Creditor's Priority Agreement. There are no outstanding options, licenses or agreements of any kind relating to any of the foregoing, nor is the Company or any of its subsidiaries bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, industrial designs, trade secrets, licenses, information and other proprietary rights and processes of any other person or entity other than such licenses arising from the purchase of commercially available software legally in the possession of the Company or its subsidiaries. Except for "off the shelf" software used in the ordinary course of its business, neither the Company nor any of its subsidiaries is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of any patent, trademark, trade name, copyright, industrial design or other intangible asset, with respect to the use thereof or in connection with the conduct of its business, or otherwise. The Company is not aware of any violation by a third party of any of the Company's or any of its subsidiaries' patents, trademarks, service marks, trade names, copyrights, trade secrets, industrial designs, information or other proprietary rights and processes.

        (b) The Company is not aware that any of its or its subsidiaries employees, officers or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement of any kind, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their ability to use their best efforts to fulfill their duties to the Company and its subsidiaries or that would conflict with the Company's and its subsidiaries' business as now conducted or as presently proposed to be conducted or that would prevent such individual from assigning inventions to the Company or one of its subsidiaries, as applicable.

    2.11 Compliance with Other Instruments. Neither the Company nor any of its subsidiaries is in violation or default of (i) any provision of its governing documents (which in the case of the Company consist of its Articles and By-laws), or (ii) any material instrument, judgment, order, writ, decree, mortgage, lease, contract, statute, rule, or regulation applicable to the Company or any of its subsidiaries. To the Company's knowledge, neither the Company nor any of its subsidiaries has taken any action or failed to take any action (nor has any other event or condition occurred), which would result in the loss of any right of the Company or any of its subsidiaries granted under any license, distribution agreement or other agreements which may be material to the Company's or such subsidiary's business. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, or conflict with or constitute, with or without the passage of time and giving of notice, either a default thereunder or an event that results in the creation of any lien, charge, or encumbrance upon any property or assets of the Company or any of its subsidiaries other than as contemplated by the Security Agreement or the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to the Company, its business or operations, or any of its assets or properties or applicable to any subsidiary of the Company, its business operations or its assets or properties.

    2.12   Agreements, Action.

        (a) Except for agreements contemplated by the Transaction Documents, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, stockholders or any affiliate thereof.

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        (b)   Except as set forth on the Schedule of Exceptions, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any of its subsidiaries is a party or by which it or any asset of the Company or any of its subsidiaries is bound that involve (i) obligations (contingent or otherwise) of the Company and any of its subsidiaries, in excess of [$__________] or any commitment to or by the Company or any of its subsidiaries that may reasonably extend beyond ______ years and which does not or cannot be terminated without penalty on less than ____ months notice or which is outside the ordinary course of business, (ii) the license of the trade name and trademark Birks, (iii) provisions restricting or affecting the development, manufacture, sale or distribution of the Company's or its subsidiaries' products or services, (iv) a warranty with respect to services rendered or products sold or leased, other than the standard warranty terms (which terms are described in the Schedule of Exceptions) granted by the Company or its subsidiaries in the ordinary course of business, (v) indemnification by the Company or any of its subsidiaries for any obligations or (vi) any agreement, whether oral or written, which is or would be material to the Company and its subsidiaries, taken as a whole (collectively, the "Contracts"). All of the Contracts are valid and binding obligations of the parties thereto and in full force and effect and enforceable by the Company or its subsidiary (as the case may be) in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or provincial laws affecting the rights of creditors, (ii) rules of law governing specific performance, injunctive relief or other equitable remedies (whether considered in a proceeding at law or in equity) or (iii) indemnification provisions to the extent limited by statutes, judicial decisions or public policy considerations. The Company or the Company's applicable subsidiary has performed in all materials respects all obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Contract and neither the Company nor any of its subsidiaries has any present expectation or intention of not fully performing all such obligations. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by the Company or any of its subsidiaries under any Contract. The Company has no knowledge of any material default or anticipated material breach or termination by any other parties to any Contract.

        (c) Except as set forth on the Schedule of Exceptions, since March 31, 2002, neither the Company nor any of its subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock (except for dividends by the subsidiaries to the Company or other subsidiaries), (ii) incurred any indebtedness for money borrowed or any other liabilities individually in excess of [$_______], or, in the case of indebtedness or liabilities individually less than [$_______] in excess of [$_______] in the aggregate, (iii) made any loans or advances to any person, other than ordinary advances for travel expenses, (iv) discharged or satisfied any lien or encumbrance, or paid any obligation other than liabilities incurred in the ordinary course of business, (v) sold, exchanged or otherwise disposed of any of its assets or rights or cancelled any debts or entitlements, other than the sale of its inventory in the ordinary course of business or (vi) mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of its assets or property (except for security interests created pursuant to the Security Agreement).

        (d) For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons or entities the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such sections.

        (e) Except as disclosed on the Schedule of Exceptions, the Company has not engaged in the past three (3) months in any discussion (i) with any representative of any corporation or corporations regarding the consolidation or merger of the Company with or into any such corporation or corporations, (ii) with any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Company or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, or (iii) regarding any other form of acquisition, liquidation, dissolution, or winding up of the Company.

        (f) Neither the Company nor any of its subsidiaries is a party to or bound or affected by any contract, agreement, commitment or instrument, or subject to any restriction under its governing documents (the Articles and By-laws in the case of the Company), containing any covenant expressly limiting the freedom of the Company or any of its subsidiaries to compete in any line of business, transfer or move any of its assets or operations and which adversely affects its business as now conducted or as proposed to be conducted, its properties, or its financial condition.

    2.13 Related-Party Transactions. There are no obligations of the Company or any of its subsidiaries to or on behalf of (including by way of guarantee, commitments to extend credit or otherwise) any officers, directors, stockholders or employees of the Company or any of its subsidiaries (collectively, the "Insiders") other than (a) for payment of compensation for services rendered,
(b) reimbursement for reasonable expenses incurred on behalf of the Company or any of its subsidiaries consistent with the Company's or such subsidiary's past practice and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under the Option
Plan). None of the Insiders nor any members of their immediate families, are indebted to the Company. None of the officers or directors or, to the best of the Company's knowledge, employees or stockholders of the Company or its subsidiaries, or any members of their immediate families, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company or any of its subsidiaries has a material business relationship, or any firm or corporation which competes with the Company or any of its subsidiaries, other than passive investments in publicly traded companies (representing less than 1% of such company). Except as set forth on the Schedule of Exceptions, no Insider or any member of any Insider's immediate family, is, directly or indirectly, interested in any material Contract with the Company or any of its subsidiaries.

    2.14 Financial Statements. The Company has delivered to each Investor the audited consolidated financial statements (consolidated balance sheet and consolidated statements of operations, stockholders' equity and cash flows, including notes thereto) of the Company and its subsidiaries at March 31, 2002 and for the fiscal year then ended (the "Financial Statements"). The Financial Statements are accurate and complete in all material respects and is consistent with the books and records of the Company and its subsidiaries. The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent throughout the periods indicated and with each other, and fairly present the assets, liabilities, financial condition and operating results of the Company and its subsidiaries as of the date, and for the period, indicated therein. Except as set forth in the Financial Statements, the Company and its subsidiaries, taken as a whole, do not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities or obligations that have arisen after March 31, 2002 in the ordinary course of business and consistent with the Company's and such subsidiaries past practice, and (ii) obligations under contracts and commitments incurred in the ordinary course of business that would not be required to be reflected in financial statements prepared in accordance with generally accepted accounting principles, which in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company and its subsidiaries, taken as a whole. Except as disclosed in the Financial Statements, neither the Company nor any of its subsidiaries is a guarantor or indemnitor of any indebtedness of (or otherwise obligated to make any loans or extend any credit to) any other Person. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

    2.15   Recent Changes. Since March 31, 2002, there has not been:

        (a) any change in the business, assets, liabilities, properties, condition (financial or otherwise), prospects or operations of the Company or its subsidiaries, taken as a whole, from that reflected in the Financial Statements, other than changes in the ordinary course of business consistent with past practice, none of which, individually or in the aggregate, could reasonably be expected to have an MAE;

        (b) any damage, destruction or loss, whether or not covered by insurance, that could reasonably be expected to have an MAE;

        (c) any waiver or compromise by the Company or its subsidiaries of a valuable right or of a material debt owed to it;

        (d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or its subsidiaries, except for immaterial items in the ordinary course of business consistent with past practice;

        (e) any change or amendment to a contract or arrangement by which the Company or any of its subsidiaries or any of their assets or properties is bound or subject which could reasonably be expected to have an MAE;

        (f) any material change in any compensation arrangement or agreement with any Insider;

        (g) any sale, assignment or transfer of any material intellectual proprietary information or material assets of the Company or any subsidiary, or disclosure of any confidential information to any person or entity;

        (h) any resignation or termination (including any threat or expectation thereof) of any officer or key employee of the Company or any subsidiary which could reasonably be expected to have a MAE;

        (i) any declaration or payment of any dividend or other distribution of any assets of the Company;

        (j) any mortgage, pledge, transfer of a security interest in, or lien, or other encumbrance created by the Company or any of its subsidiaries, with respect to any of its properties or assets, except liens for taxes not yet due or payable;

        (k) receipt of notice that there has been a loss of, or order cancellation by, any major customer of the Company or any of its subsidiaries;

        (l) any labor organization activity related to the Company or any of its subsidiaries;

        (m) any material change in the contingent obligations of the Company or any of its subsidiaries, whether by way of guaranty, endorsement, indemnity or otherwise;

        (n) capital expenditures or commitments therefor that aggregate in excess of [$__________];

        (o) any loans or advances to, or any investments in, any Person other than a subsidiary of the Company), other than advances for travel expenses made in the ordinary course of business consistent with past practice;

        (p) any loan to the Company or any subsidiary or other debt, obligation or liability incurred or assumed by the Company or any of its subsidiaries, other than current liabilities incurred in the ordinary course of business consistent with past practice;

        (q) any material transaction to which the Company or any of its subsidiaries is a party that is not in the ordinary course of business consistent with past practice;

        (r)   any material tax election or change in tax or accounting

        (s) any material suits, actions, claims, audits, investigations, or the settlement of any of the foregoing;

        (t) except for the issuance of the Preferred Shares hereunder, the Conversion Shares upon the exercise of the Preferred Shares and Notes, shares of Non-Voting Common Stock or Voting Common Stock upon exercise of options issued pursuant to the Option Plan, or the issuance of options pursuant to the Option Plan, any issuance of stocks, bonds or other securities of the Company or any of subsidiary;

        (u) any other event or condition of any character that, either individually or in the aggregate, could reasonably be expected to have an MAE; or

        (v) any agreement or commitment by the Company or any of its subsidiaries take any of the actions described in subsections (a) through (u) above.

    2.16   Tax Returns.

        (a) The Company and each of its subsidiaries have timely filed all its Tax Returns (as defined below) required to be filed by it with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon. The Company and each of its subsidiaries have duly and timely paid all Taxes (as defined below) including all installments on account of Taxes for the current year, that are due and payable by it and the Company and each of its subsidiaries have established reserves that are reflected on the Financial Statements that are adequate for the payment by the Company of all Taxes , if any, that are not yet due and payable and that related to periods ending on or prior to the Closing Date.

        (b) The Company and each of its subsidiaries have not requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which (i) to file any Tax Return covering any Taxes for which the Company or any of its subsidiaries is or may by liable, (ii) to file any elections, designations or similar things relating to Taxes for which the Company or any of its subsidiaries; is or may be liable, (iii) the Company or any of its subsidiaries is required to pay or remit any Taxes or amounts on account of Taxes, or (iv) any Governmental Authority may assess or collect Taxes for which the Company or any of its subsidiaries is or may be liable.

        (c) The Canadian federal and provincial income and capital tax liabilities of the Company and each of its subsidiaries has been assessed by the relevant taxing authorities and notices of assessment have been issued to each such entity by the relevant taxing authorities for all taxation years prior to and including the taxation year ended December 31, 2001.

        (d) There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the knowledge of the Company, threatened, against the Company or any of its subsidiaries in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

        (e) The Company has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including, without limitation, any of its employees, officers and directors and any non-resident Person, the amount of all Taxes and other deductions required by any applicable law, rule or regulation to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

        (f) Except as disclosed in the Schedule of Exceptions, for purposes of the Income Tax Act (Canada) or any applicable provincial or municipal taxing statute, no Person of group of Persons has ever acquired or had the right to acquire control of the Company.

        (g) There are no actual or proposed Tax deficiencies, assessments, charges or adjustments with respect to the Company or any of its subsidiaries or any assets or operations of the Company or any of its subsidiaries.

        (h) Neither the Company nor any of its subsidiaries have ever been party to a Tax sharing agreement or any other agreement to indemnify any person for any Tax liability.

        "Tax" or "Taxes" includes, without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including, without limitation, those levied on, or measured by, or referred to as income, gross receipts, profits, real property, personal property, land transfer, franchise, capital, capital stock, transfer, excise, stamp, license, business, payroll, employment, unemployment, disability, severance, occupation, windfall, sales, goods and services, use, value-added, health, social services, education and social security taxes, all surtaxes, all customs duties and impost and export taxes, premium, environmental, employees' income withholding, foreign or domestic withholding, alternative or add-on minimum or other similar taxes, all licenses, franchise and registration fees and all unemployment insurance, health insurance and Canada, Quebec and other government pension plan premiums.

    "Tax Returns" includes, without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements filed in respect of Taxes.

    "Governmental Authorities" means any government, regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

    2.17 Compliance with Laws: Permits. Neither the Company nor any of its subsidiaries is in violation of any Laws (as defined below) or restriction of any Governmental Authority, in respect of the conduct of its business or the ownership of its properties which violation would reasonably be expected to have a MAE and the Company or any of its subsidiaries have not received any notice of any alleged breach thereof. The Company and each of its subsidiaries has all (and is not in default under any) franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it or as may be presently proposed, the lack of which (or default under) could reasonably be expected to have an MAE. Such authorizations are in full force and effect in accordance with their terms, and there have been no violations thereof and no proceedings are pending or, to the knowledge of the Company, threatened, which could result in their revocation or limitation.

    "Laws" means all applicable laws, by-laws, rules, regulations, orders, directives, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority. In connection with the representations set forth in this Section 2.17, the term Laws shall exclude Environmental Laws (as defined below) which are covered by
Section 2.18.

    2.18 Environmental and Safety Laws. The Company, each of its subsidiaries, the operation of their respective businesses and any real property that the Company or any of its subsidiaries owns or has owned, leases or has leased or otherwise occupies or uses or has occupied or used (the "Premises") are, to the best of the Company's knowledge after due inquiry, in compliance with all applicable Environmental Laws (as defined below). Any release by the Company or any of its subsidiaries of any hazardous substance into the environment complied and complies with all Environmental Laws. The Company has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any Person arising out of the ownership or occupation of the Premises (including, to the best of its knowledge, as may relate to any previous occupants), or the conduct of its operations, and the Company is not aware of any basis therefor, and no material expenditures are or will be required in order to comply with any such Environmental Laws.

    "Environmental Laws" means all Laws relating in full or in part to the protection of the environment, product liability and employee and public health and safety, and includes, without limitation, those Environmental Laws relating to the storage, generation, use, handling, manufacture, processing, labeling, advertising, sale, display, transportation, treatment, release and disposal of hazardous substances.

    2.19 Disclosure. The Company has provided each Investor with all the information that such Investor has requested for deciding whether to purchase the Preferred Shares and Notes. To the best of the Company's knowledge, neither this Agreement (including all the exhibits and schedules hereto) nor any other Transaction Documents nor any other certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. The financial projections of the Company and its subsidiaries provided to the Investors were prepared by the Company in good faith based upon the Company's and such subsidiaries' past experience in their respective businesses and the Company believes that there is a reasonable basis for such projections.

    2.20 Registration Rights. Except as provided in the Shareholders' Agreement, [and that certain Management Investors Shareholders Agreement dated as of April 5, 2002 between the Company and the Management Investors named therein], the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any Person.

    2.21 Corporate Documents; Minute Books. The Articles and By-laws of the Company, including any and all amendments have been delivered or made available to the Investors and such Articles and By-laws as so amended are in full force and effect and no amendments are being made to the same. The minute books of the Company and its subsidiaries contain a complete summary of all meetings of directors and stockholders of the Company and each of its subsidiaries or resolutions passed by the directors or shareholders thereof on consent since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material aspects. The share certificate book, register of shareholders, register of transfers and register of directors of the Company, are complete and accurate.

    2.22 Title to Property and Assets. The Company or its subsidiaries have good title to or valid leasehold interests in all property and assets disclosed in the Financial Statements as being owned or leased, as applicable, by the Company and its subsidiaries. The property and assets the Company owns, and the property and assets the Company's subsidiaries own, are owned by the Company or such subsidiaries free and clear of all mortgages, liens, claims, loans and encumbrances, except for (i) statutory liens for the payment of current taxes that are not yet delinquent, (ii) liens, encumbrances and security interests set forth in the Financial Statements or in the Schedule of Exceptions and (iii) liens, encumbrances and security interests that arise in the ordinary course of business and minor defects in title, none of which, individually or in the aggregate, materially impair the Company's ownership or use of such property or assets. With respect to the property and assets leased by the Company or any of its subsidiaries, the Company or such subsidiary is in material compliance with such leases and holds its leasehold interest free of any liens, claims or encumbrances, subject to clauses (i), (ii) and (iii). All material facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by the Company or its subsidiaries are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used.

    2.23 Insurance. The Company has in force fire, casualty, product liability and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its or its subsidiaries' material properties or assets which might be damaged or destroyed or sufficient to cover liabilities to which the Company or its subsidiaries may reasonably become subject, and which types and amounts of other insurance with respect to the business and properties, on both a per occurrence and an aggregate basis, are as customarily carried by Persons engaged in the same or similar business as the Company and its subsidiaries. No default or event has occurred that could give rise to a default under any such policy.

    2.24   Employee Benefit Plans.

        (a) A complete list of all Pension/Benefit Plans (as defined) of the Company and of its subsidiaries is set forth in the Schedule of Exceptions.

        (b) Each Pension/Benefit Plan of the Company or of its subsidiaries is, and has been, established, registered, qualified, administered and invested, in compliance with the terms thereof and all applicable Laws and the Company has not received, in the last three years, any notice from any Person questioning or challenging such compliance.

        (c) All obligations under the Pension/Benefit Plans (whether pursuant to the terms thereof or applicable Law) have been satisfied, and there are no outstanding defaults or violations thereunder by the Company or any of its subsidiaries nor does the Company have any knowledge of any default or violation by any other party to any Pension/Benefit Plan.

        (d) All contributions or premiums required to be made under the terms of any of Pension/Benefit Plans of the Company and its subsidiaries as of the date of this Agreement have been timely made in accordance with the terms thereof and all applicable Law, or, if not yet due, have been properly reflected in the Financial Statements and no Taxes, penalties or fees are owing or exigible under any Pension/Benefit Plan.

        (e) No suit, administrative proceeding, action or other adverse proceeding or claim has been brought or threatened against or with respect to any Pension/Benefit Plan of the Company or of its subsidiaries (other than routine benefits claims) and there is no pending audit or inquiry by any Governmental Authority with respect to any Pension/Benefit Plan of the Company or of any of its subsidiaries which if adversely determined could reasonably be expected to have a MAE. No event has occurred and, to the knowledge of Company, there exists no condition or set of circumstances that could subject the Company or any subsidiary of the Company to any material liability (other than for routine benefit liabilities) relating in any way to any Pension/Benefit Plan.

        (f) There are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Pension/Benefit Plans of the Company or any of its subsidiaries.

    "Pension/Benefit Plans" means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, to which the Company is a party to or bound by or under which the Company has any liability or contingent liability, relating to (i) retirement savings or pensions, including, without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan, or (ii) any bonus, profit sharing, deferred compensation, incentive compensation, hospitalization, health, dental, disability, unemployment insurance, vacation pay, severance pay or other benefit plan with respect to any of its employees or former employees, individuals working on contract with it or other individuals providing services to it of a kind normally provided to employees, and all statutory plans which the Company is required to comply with, including, without limitation, the Canada or Quebec Pension Plans and plans administered pursuant to applicable provincial health tax, workers compensation and unemployment insurance legislation.

    2.25 Labor Agreements and Actions; Employee Compensation. Neither the Company nor any of its subsidiaries is bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, collective bargaining agreement, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the best of the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company or any of its subsidiaries. There is no strike or other labor dispute involving the Company or any of its subsidiaries pending, or to the best of the Company's knowledge, threatened, that could have a MAE on the assets, properties, financial condition, operating results, or business of the Company or any of its subsidiaries (as presently conducted and presently proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or any group of key employees, intends to terminate their employment with the Company or any of its subsidiaries, nor does the Company have a present intention to terminate the employment of any of the foregoing. Neither the Company nor any of its subsidiaries is party to a written contract of employment entered into with any employees or any oral contracts of employment which are not terminable on the giving of reasonable notice in accordance with applicable Law. Except as set forth on the Schedule of Exceptions, neither the Company nor any of its subsidiaries is a party to or bound by any currently effective deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement. To the best of its knowledge, the Company has complied in all material respects with all Laws relating to employees, including employment standards, occupational health and safety, pay equity and employment equity and neither the Company nor any of its subsidiaries has received any notice alleging otherwise. There are no outstanding decision or settlements or pending settlements under the employment standards legislation which place any obligation upon the Company or any of its subsidiaries, to do or refrain from doing any act. All current assessments under workplace safety and insurance legislation in relation to the Company or any of its subsidiaries have been paid or accrued and the Company or any of its subsidiaries have note been subject to any special or penalty assessment under such legislation which has not been paid.

    2.26 Obligations of Management. Except as set forth on the Schedule of Exceptions, each officer and key employee of the Company and each of its subsidiaries is currently devoting substantially all of his or her business time to the conduct of the business of the Company or such subsidiary. The Company is not aware that any officer or key employee of the Company or any subsidiary is planning to work less than full time at the Company or its subsidiaries in the future. No officer or key employee of the Company or any subsidiary is currently working or, to the Company's knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise, except that upon the consummation of the transaction contemplated by the Investment Agreement referred to on Schedule C, certain employees of the Company may become employees of or consultants to MJI.

    2.27 Voting Agreements. Except as set forth on the Schedule of Exceptions, or as provided in the Shareholders Agreement, the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security of the Company or by a director of the Company. Without limiting the foregoing, except as set forth herein and in the Shareholders' Agreement, the Company has no agreement, obligation or commitment with respect to the election of any individual or individuals to the Board of Directors, and to the best of the Company's knowledge, there is no voting agreement or other arrangement among its stockholders with respect to the election of any individual or individuals to the Board of Directors.

    2.28 Acknowledgment Regarding Prime Investments SA Purchase of Preferred Shares and Notes. The Company acknowledges and agrees that Prime Investments SA ("PI") is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby, the relationship between the Company and PI is "arms-length" and any statement made by PI or any of its representatives or agents in connection with this Agreement and the other Transactions Documents and the transactions contemplated hereby and thereby (other than the representations and warranties of PI herein and in the other Transaction Documents) has not been relied upon by the Company, its officers or directors in any way. The Company further acknowledges that the Company's decision to enter into this Agreement and the other Transactions Documents has been based solely on an independent evaluation by the Company and its representatives.

    2.29 No Integrated Offering. Neither the Company, nor any of its Affiliates (as defined), nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the Preferred Shares or Notes being issued hereby under applicable securities laws or cause this offering of Preferred Shares, Notes and Conversion Shares to be integrated with any prior offering of securities of the Company for purposes such securities laws.

    2.30 No Brokers. The Company has taken no action which would give rise to any claim by any Person for brokerage commissions, finder's fees or similar payments by any Investor relating to this Agreement or the transactions contemplated hereby.

    2.31 Inventory. All inventory of the Company and its subsidiaries is valued on the Company's consolidated books and records at the lower of cost and net realizable value. Inventories of work-in-progress and the Company's manufactured finished goods are valued at the lower of the average cost and net realizable value. Average cost includes material, labour and overhead costs. Except, to the extent of the Company's reserves for obsolete or unmerchantable inventory reflected in the Company's Financial Statements, all such inventory, after consideration of reserves consisting of finished goods is of merchantable quality and is saleable in the ordinary course of business consistent with past practice.

    2.32 MJI and the Investment Agreement. The Company and its counsel have participated in the drafting and negotiating of the Investment Agreement referred to on Schedule C. The Company has completed its due diligence of MJI and is satisfied with the results of such due diligence review. In the course of the Company's negotiations with MJI nothing has come to the Company's attention that would cause it to believe on the date hereof and on each Closing Date that the representations and warranties of MJI set forth in the Investment Agreement are true and correct in all material respects. As of each Closing Date, MJI shall have performed, satisfied and complied in all material respects with all agreements, obligations and conditions contained in the Investment Agreement that are required to be performed, satisfied or complied with by MJI on or before the Closing (as defined in the Investment Agreement).

3.  REPRESENTATIONS AND WARRANTIES OF THE INVESTORS.

    Each Investor hereby represents, warrants and covenants to the Company that:

    3.1 Authorization. Such Investor has full power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, and each such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Such Investor is a corporation duly incorporated and existing under the laws of the jurisdiction in which it is incorporated.

    3.2 Purchase Entirely for Own Account. Such Investor understands that this Agreement is made with such Investor in reliance upon such Investor's representation to the Company that the Preferred Shares, Notes and Conversion Shares thereof (collectively the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in or otherwise distributing the same. Such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities.

    3.3 No Conflict. The execution, delivery and performance by each Investor of this Agreement and the other Transaction Documents to which such Investor is a party do not and will not (a) violate, conflict with or result in the breach of any provision of the organizational documents of the Investor, or (b) conflict with or violate any Law or governmental order applicable to the Investor or its assets, properties or business, or (c) in any material respect, conflict with, result in any breach of, constitute a default or (event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any encumbrance or any property or asset of the Investor pursuant to, any note, bond mortgage or indenture, contract, agreement, lease, sublease, license, permit franchise or other instrument or arrangement to which the Investor is a party or by which any of such assets or properties is bound or affected.

    3.4 Litigation. There are no material actions, suits or proceedings pending before any Governmental Authority by or against the Investor (or by or against the Investor or any affiliate thereof and relating to its business) or affecting any of the Investor's assets pending before any Governmental Authority (or, to the knowledge of the Investor, threatened to be brought by or before any Governmental Authority) that would reasonably be expected to effect the legality, validity or enforceability of this Agreement, any Transaction Document or the consummation of the transactions contemplated by this Agreement or thereby.

    3.5 Legends. It is understood that the certificates evidencing the Securities may bear one or more restrictive legends as may be required by the Shareholders' Agreement or applicable legislation.

4.  COVENANTS.

    4.1 Best Efforts. The parties shall use their commercially reasonable best efforts timely to satisfy each of the conditions described in Sections 5 and 6 of this Agreement.

    4.2 Use of Proceeds. The Company shall use the proceeds from the sale of the Preferred Shares and Notes as set forth on Schedule C.

    4.3 Reservation of Shares. The Company shall at all times have authorized and reserved for the purpose of issuance a sufficient number of shares of Voting Common Stock to provide for the full conversion of the outstanding Preferred Shares and outstanding Notes and issuance of the Conversion Shares in connection therewith.

    4.4 Legal Compliance. The Company shall conduct its business and the business of its subsidiaries in compliance with all laws, ordinances or regulations of governmental entities applicable to such businesses, except where the failure to do so would not have a MAE.

    4.5 Material Transactions. So long as the Investors shall hold any Notes and Preferred Shares, the written consent of the Required Investors shall be required for the Company or any of its subsidiaries to enter into any material transaction with any Insider or any Affiliate of any Insider, other than transactions in the ordinary course of the Company's or such subsidiaries business on terms not less favorable to the Company than it could obtain in an arms-length transaction. For purposes of this Agreement, the term "Required Investors" means (i) for the period commencing the First Closing and ending on the fifth anniversary of the First Closing, Investors holding Preferred Shares and Notes (determined on an as converted basis) and (ii) at any time after the fifth anniversary of the First Closing, (a) Investors owning sixty-seven percent (67%) of the outstanding Preferred Shares and (b) Investors owning sixty-seven percent (67%) of the outstanding Notes.

    4.6 Ratable Treatment of Holders of Preferred Shares and Holders of Notes. So long as the Preferred Shares are outstanding, the Corporation agrees to deal ratably with the holders thereof in any and all matters, other than the conversion thereof at the election of a holder of Preferred Shares. So long as the Notes are outstanding, the Company agrees to deal ratably with the holders thereof in all matters other than the conversion thereof at the election of the holder of the Notes.

    4.7 Transferability. Without the consent of the Corporation, which shall not be unreasonably withheld, neither Investor will transfer its Preferred Shares or Notes to any Person who is not directly or indirectly through one or more intermediaries controlled by or under common control with the applicable Investor.

5.  CONDITIONS OF INVESTOR'S OBLIGATIONS AT CLOSING.

    The obligations of each Investor under Section 1.1(b) of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, the waiver of which shall not be effective against any Investor who does not consent in writing thereto:

    5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct on and as of the Closing with the same force and effect as though such representations and warranties had been made on and as of the date of such Closing (except for representations and warranties that speak as of a specific date, which representations and warranties shall be true and correct as of such date).

    5.2 Performance. The Company shall have performed, satisfied and complied in all material respects, with all agreements, obligations and conditions contained in this Agreement that are required to be performed, satisfied or complied with by the Company on or before the Closing.

    5.3 Compliance Certificate. The President of the Company shall deliver to each Investor at the Closing a certificate stating that the conditions specified in Sections 5.1, 5.2 and 5.13 have been fulfilled.

    5.4 Qualifications; Consents. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of Canada or of any province that are required in connection with the lawful issuance and sale of the Notes and Preferred Shares pursuant to this Agreement and the Conversion Shares upon conversion of the Notes and Preferred Shares shall be duly obtained and effective as of the Closing. The Company shall also have obtained any and all consents and waivers, if any, required for the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

    5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the applicable Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors and the Investors' special counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

    5.6 Shareholders' Agreement, Security Agreement, Senior Lenders' Priority Agreement, Pari Passu Creditors' Priority Agreement, Intercreditor Agreement, Diamond Supply Agreement and Diamond Consignment Agreement. At the First Closing
(i) the Company and each Investor shall have executed and delivered the Shareholders' Agreement, (ii) the Trustee and the Investors shall have executed and delivered the Intercreditor Agreement, (iii) the Trustee and two creditors of the Company shall have executed and delivered the Priority Agreement, (iv) the Trustee and one creditor of the Company shall have executed and delivered the Acknowledgement Agreement, (v) the Company and the Trustee shall have executed and delivered the Security Agreement and (vi) [ ] and the Company shall have executed and delivered the Diamond Supply Agreement and the Diamond Consignment Agreement.

    5.7 Filing of Articles of Amendment. The Articles of Amendment shall have been filed with the Director appointed under the Canada Business Corporations Act and shall be in full force and effect at the time of Closing.

    5.8 Reservation of Conversion Shares. The Conversion Shares issuable upon conversion of the Preferred Shares and Notes shall have been duly authorized and reserved for issuance upon such conversion.

    5.9 Secretary's Certificate. The Investors shall have received from the Company's Secretary, a certificate having attached thereto (i) the Company's Articles as in effect at the time of the Closing, (ii) the Company's Bylaws as in effect at the time of Closing; (iii) resolutions approved by the Board of Directors and the Company's stockholders, as necessary, authorizing the transactions contemplated hereby, including without limitation the filing of the Articles of Amendment, and (iv) good standing certificates with respect to the Company from the applicable authorities in its state of formation.

    5.10 Board of Directors. The Company and Henry Birks & Sons Holdings Inc. shall have taken all necessary corporate action such that immediately following the Closing, the authorized size of the Board of Directors of the Company shall be ___ members and the Board shall consist of the following directors: [_________].

    5.11 Opinion of Company Counsel. Each Investor shall have received from Stikeman Elliott, counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached as Exhibit J.

    5.12 Acquisition Transaction. The Company shall have delivered to each of the Investors true and correct copies of the transaction documents required to consummate of the acquisition transaction described on Schedule C (the "Acquisition Transaction") and the Company and the parties to the Acquisition Transaction shall have executed and delivered all of the documents and agreements required to consummate the Acquisition Transaction and complied with all of their obligations thereunder except for the payment of the purchase price therefor. Immediately following the First Closing, the cash portion of the purchase price described in the Acquisition Transaction shall be paid and immediately following the Second Closing the note delivered in connection with the Acquisition Transaction shall be paid in full.

    5.13 No Material Adverse Change or Development. There shall have been no material adverse changes and no material adverse developments in the business, properties, operations, prospects, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, since the date hereof, and no information, of which the Investor is not currently aware, shall come to the attention of the Investor that is materially adverse to the Company.

6.  CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLOSING.

    The obligations of the Company to each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by that Investor:

    6.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

    6.2 Performance. The Investors shall have performed and complied with all agreements and conditions herein required to be performed or complied with by such Investors on or before the Closing, including the delivery of the purchase price in accordance with Section 1.2(b) hereof.

    6.3 Qualifications; Consents. All authorizations, approvals or permits, if any, of any Governmental Authority that are required in connection with the lawful issuance and sale of the Securities pursuant to this Agreement shall be duly obtained and effective as of the Closing. The Company shall also have obtained any and all consents and waivers, if any, required for the consummation of the transactions contemplated by this Agreement and the Shareholders' Agreement.

    6.4 Shareholders' Agreement, Intercreditor Agreement, Senior Lenders' Priority Agreement, Pari Passu Creditor's Priority Agreement, Security Agreement, Diamond Supply Agreement and Diamond Consignment Agreement. At the First Closing (i) the Company and each Investor shall have executed and delivered the Shareholders' Agreement, (ii) the Trustee and the Investors shall have executed and delivered the Intercreditor Agreement, (iii) the Trustee and two creditors of the Company shall have executed and delivered the Priority Agreement, (iv) the Trustee and one creditor of the Company shall have executed and delivered the Acknowledgement Agreement, (v) the Company and the Trustee shall have executed and delivered the Security Agreement and (vi) [ ] and the Company shall have executed and delivered the Diamond Supply Agreement and the Diamond Consignment Agreement.

    6.5 Filing of Articles of Amendment. The Articles of Amendment shall have been filed with the Director appointed under the Canada Business Corporations Act and shall be in full force and effect at the time of Closing.

7.  MISCELLANEOUS.

    7.1 Survival. The warranties, representations and pre-closing covenants of the Company and Investors contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the First and Second Closings for a period of six months from the Second Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company and the post-closing covenants of the Company and the Investors contained in or made pursuant to this Agreement shall survive the execution and delivery and the Closings.

    7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including permitted transferees of any Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

    7.3   Governing Law and Jurisdiction.

        (a) This Agreement shall be governed by and construed under the laws of the Province of Quebec and the federal laws of Canada, applicable therein.

        (b) The Company and the Investors irrevocably consent to the jurisdiction of the courts of the Province of Quebec in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding may be heard and determined in such courts. The Company and the Investors irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by first class mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the right of any Investor to serve process in any other manner permitted by Law. The Company and the Investors agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

    7.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    7.5 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the address as set forth on the signature page hereof or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

    7.6 Finder's Fee. Each party represents that it neither is nor will be obligated for any finder's fee or commission in connection with this transaction. Each Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which such Investor or any of its officers, partners, employees or representatives is responsible. The Company agrees to indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

    7.7 Expenses. Irrespective of whether the Closing is effected, the Company and each Investor shall pay all costs and expenses that such Person incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, or any other Transaction Document, or the Articles of Amendment, the prevailing party shall be entitled to reasonable attorney's fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

    7.8   Amendments and Waivers.

        (a) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Required Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding (including Conversion Shares), each future holder of all such securities and the Company.

        (b) Each Investor acknowledges that by operation of Section 7.8(a) above, the Required Investors will have the power to diminish or eliminate all rights of such Investor under this Agreement.

    7.9 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party's part of any breach, default or noncompliance under this Agreement, or any waiver on such party's part of any provisions or conditions of the Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

    7.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

    7.11 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

    7.12 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

    7.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause the manually executed Execution Page(s) hereof to be physically delivered to the other party within five (5) days of the execution hereof, provided that the failure to so deliver any manually executed Execution Page shall not effect the validity or enforceability of this Agreement.

    7.14 Jury Trial. Each party to this Agreement hereby waives a trial by jury in any legal action or proceeding relating to this Agreement.

    7.15 Publicity and Confidentiality. From and after the date hereof, the Company and each Investor agrees that it shall make no written or other public disclosure or announcement regarding this transaction or regarding the parties hereto to any Person without the prior written consent of the other parties, provided that disclosures to Investor's capital investors, the professional advisors and employees of each of the parties hereto and, with prior notice to the applicable Investor, regulatory authorities or as otherwise required by law shall be permitted. Neither the Company nor any Investor shall issue any press release or generate other publicity concerning the transactions contemplated hereby without the prior written consent of the other parties hereto. All documents, materials and information ("Information") relating to the Company provided to the Investors by the Company or its representatives, and all Information relating to an Investor provided to the Company by such Investor, are confidential and proprietary to the disclosing party, and each Investor jointly and severally, the Company and their representatives, respectively, will maintain the Information in strict confidence. Such confidential and proprietary documents, material and information shall not however include documents, materials or information that (a) is now and subsequently becomes generally available to the public or such Investor, the Company or their respective representatives, as the case may be, through no fault or breach on the part of such Investor, the Company or their respective representatives, as the case may be, (b) such Investor, the Company or their respective representatives, as the case may be, can demonstrate to have had rightfully in its possession without a confidentiality obligation prior to disclosure hereunder or (c) is independently developed by such Investor, the Company or their respective representatives, as the case may be, without the use of any confidential or proprietary documents, materials or information of the Company, such Investor or their respective representatives, as the case may be.

    7.16 Further Assurances. At and after Closing, the Company and each Investor agree to take and do such further actions and things reasonably required to consummate the purchase and sale of securities contemplated hereby.

    7.17 Language. The parties have required that this Agreement and all instruments relating hereto be in the English language; les parties ont exige que la presente convention et tout autre document afferent aux presentes soient en langue anglaise.

    7.18 Termination. In the event that the First Closing shall not have occurred on or before ________, 2002, unless the parties agree otherwise, this Agreement shall terminate at the close of business on such date. Notwithstanding any termination of this Agreement, any party not in breach of this Agreement shall preserve all rights and remedies it may have against another party hereto for a breach of this Agreement prior to or relating to the termination hereof.

    7.19 Joint Participation in Drafting. Each party to this Agreement has participated in the negotiation and drafting of this Agreement and the other Transaction Documents to which it is a party. As such, the language used herein and therein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party to this Agreement.

                           [SIGNATURE PAGES TO FOLLOW]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  THE COMPANY:

                                  HENRY BIRKS & SONS INC.

                                  By:__________________________________
                                  Name:________________________________
                                  Its:___________________________________

                                  Address:   1240 Phillips Square
                                             Montreal Quebec
                                             H3B 3H4
                                             Telecopier: (514) 397-2577
                                  Attention: President and Corporate Secretary

                                  with copies to:

                                  Stikeman Elliott
                                  Suite 4000
                                  1155 Rene-Levesque Blvd. West
                                  Montreal, Quebec
                                  H3B 3V2
                                  Fax: (514) 397-3222
                                  Telephone: (514) 397-3000

                                  Attention: J. Anthony Penhale, Esq.
                                             Nicolas J. Beugnot, Esq.

                                  INVESTORS:

                                  PRIME INVESTMENTS SA

                                  By:__________________________________
                                  Name:________________________________
                                  Its:___________________________________

                                  Address:   Saphir Building lst Floor
                                             63 Boulevard Prince Felix
                                             L1513 - Luxembourg

                                  The postal address and telephone numbers are:
                                        P.O. Box 415
                                        L-2014 Luxembourg
                                        Contact Person: Mr. Marco Dijkerman
                                        Telephone: 352-427171224
                                        Fax:  352-421961


                                  with copies to:

                                  Wolf, Block, Schorr and Solis-Cohen LLP
                                  250 Park Avenue
                                  New York, New York  10177
                                  Telephone: 212 883-4911
                                  Fax:  212 672-1111

                                  Attention:  Lawrence L. Ginsburg, Esq.


                                  HENRY BIRKS & SONS HOLDINGS INC.

                                  By:__________________________________
                                  Name:________________________________
                                  Its:___________________________________

                                  Address:   ______________________________
                                             ______________________________


                                  with copies to: